SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT



                       Pursuant to Section 13 of 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 15, 1996


                            ICN Pharmaceuticals, Inc.


             (Exact name of registrant as specified in its charter)





Delaware                     1-11397                                 33-0628076
(State or other       (Commission File No.)                       (IRS Employer
jurisdiction of                                          Identification Number)
Incorporation)


                3300 Hyland Avenue, Costa Mesa, California 92626
                    (Address of principal executive offices)


Registrant's telephone number, including area code:  (714) 545-0113



(Former name or former address, if changed since last report):  N/A

Item 5:  Other Events

     ICN PHARMACEUTICALS ISSUES $50 MILLION IN CONVERTIBLE PREFERRED STOCK TO FINANCE MAJOR EXPANSION PROGRAM

COSTA MESA, Calif., Oct. 15, 1996--ICN Pharmaceuticals, Inc. (NYSE:ICN) announced today that it has issued $50 million in convertible preferred stock to fund acquisitions to expand the Company's U.S. core business lines, as well as its expansion in the fast growing and newly emerging pharmaceutical markets of Eastern Europe and Asia.

The preferred stock has a 6 percent annual dividend that is payable quarterly. The Company has the option to pay the dividend in either cash or common stock of the Company. It is convertible at the option of the holders into common stock based on a conversion price calculated using the average daily low for the five trading days preceding the conversion date and applying a discount generally ranging from 3 percent initially to 9 percent. The aggregate amount of preferred shares that can be converted within the first two six-month periods following issuance of the preferred stock is restricted. The preferred stock is also mandatorily convertible into common stock on the fifth anniversary of its issuance (subject to extension under certain circumstances). Dividends paid in common stock are determined on the same basis. The preferred stock was issued as a private placement.

Key acquisitions include Leksredstva (Russia), Alkaloida (Hungary), Siemens (U.S.), and Wuxi (Peoples Republic of China).



Date:             /s/ David C. Watt
                  --------------------------------
                  DAVID C. WATT
                  Executive Vice President -
                  General Counsel and Corporate
                  Secretary